EXHIBIT 99.0


                 WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES
                 ---------------------------------------------
               Computation of Ratio of Earnings to Fixed Charges
               -------------------------------------------------
                     Twelve Months Ended December 31, 1998
                     -------------------------------------
                                  (Unaudited)

                             (Dollars in Thousands)



FIXED CHARGES:

  Interest Expense .......................................       $  37,904
  Amortization of Debt Premium, Discount and Expense .....             431
  Interest Component of Rentals ..........................              12
                                                                 ---------
     Total Fixed Charges .................................       $  38,347
                                                                 =========

EARNINGS:
  Net Income .............................................       $  55,420

        Add:

        Income Taxes Applicable to Operating Income ......          30,868

        Income Taxes Applicable to Other Income - Net ....           1,476

        Total Fixed Charges ..............................          38,347
                                                                 ---------

Total Earnings ...........................................       $ 126,111
                                                                 =========

Ratio of Earnings to Fixed Charges .......................             3.3
                                                                 =========